Exhibit 99.1

For Immediate Release:

October 21, 2020

Contact:
Scott T. Heffner
Vice President
Director of Marketing
stheffner@chemungcanal.com

Chemung Canal Trust Company Announces

Expansion into Buffalo Market

Chemung Canal Trust Company (CCTC) today announced that it will expand its lending operations to serve the City of Buffalo, as well as Erie and Niagara Counties, with the intention of opening a Loan Production Office (LPO) in the near future.

“I am happy to announce that the bank will be entering the Western New York market with a dedicated lending presence,” said Anders M. Tomson, President & Chief Executive Officer of Chemung Canal Trust Company. “Buffalo, along with its surrounding communities, makes up the largest market in all of Upstate New York, and we are excited to extend our brand of professional, personal and high-touch lending services to the region,” Tomson added.

CCTC also announced that Michelle Maloney has been hired as Senior Vice President and in-market Commercial Lending Officer. Michelle brings over 30 years of leadership and commercial-lending experience in the Western New York Region to the company. Most recently, Michelle served as Senior Vice President and Chief Lending Officer at the Bank of Akron, which, until recently, was headquartered in Akron, NY. “Michelle is a banker with a tremendous track record and reputation in Western New York,” said Tomson. “We are thrilled to have another community-minded banker on our team, and I am confident she will be an asset to both the community and our company.”

Chemung Canal Trust Company, headquartered in Elmira, NY, is a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.